Exhibit 10.2

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 8th day of May, 2014 (the “Agreement Date”), by and between Great Lakes Dredge & Dock Corporation (the “Corporation”), with and on behalf of its wholly-owned subsidiary, Great Lakes Dredge & Dock Company, LLC (“GLDD LLC”) (together, the “Company”), and Kyle D. Johnson (“Executive”).

RECITALS

WHEREAS, Executive is currently employed by the Company;

WHEREAS, Executive and the Company have previously agreed to and operated under the terms of an employment agreement dated April 26, 2012 (the “Original Agreement”); and

WHEREAS, in consideration of the vesting and exercisability of the Non-Qualified Stock Option Agreement, the Restricted Stock Unit Award Agreement, and the Performance Vesting RSU Award Agreement granted to Executive on May 9, 2014, Executive and the Company agree to amend and restate the Original Agreement in its entirety by setting forth the terms and conditions of their agreements and understandings in this Agreement, which shall replace and supersede all terms and conditions contained within the Original Agreement as of the date first written above.

NOW, THEREFORE, in consideration of the foregoing promises and the respective agreements of Executive and the Company set forth below, Executive and the Company, intending to be legally bound, agree as follows:

ARTICLE I

EMPLOYMENT SERVICES

1.1 Term of Employment. Executive’s employment under this Agreement shall commence on April 26, 2012 (the “Start Date”) and continue until the second annual anniversary of such date, unless terminated earlier pursuant to Article III herein (the “Initial Employment Term”). The Employment Term shall be extended automatically for successive one-year periods unless, at least 90 days prior to expiration of the Employment Term, either party gives written notice to the other party that he/it does not wish to renew the Agreement (such one year extension(s) and the Initial Employment Term to be, collectively, the “Employment Term”). The last day of employment for which the Executive is compensated as an active employee of the Company shall be referred to as the “Termination Date.”

1.2 Position and Duties. During the Employment Term, Executive shall hold the position of Executive Vice President and Chief Operating Officer, and shall report to the Company’s Chief Executive Officer. Executive shall perform such duties and responsibilities as are consistent with a senior employee and those duties as may be assigned to Executive by the Chief Executive Officer from time to time. For the avoidance of doubt, Executive’s duties and responsibilities may be changed per instruction of the Company’s Chief Executive Officer, so long as such duties and responsibilities are generally consistent with those assigned to an Executive Vice President and Chief Operating Officer of a company or division of comparable size in a comparable industry. Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company, and shall use Executive’s reasonable best efforts to perform such responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company. Executive shall act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company, and shall adhere to all rules and regulations in effect from time to time relating to the conduct of executives of the Company. Executive’s office will be at the principal executive offices of the Company and Executive will be expected to conduct his activities from such office other than when traveling on behalf of the Company. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to civic and charitable organizations and managing personal investments; but only to the extent that such activities, individually or as a whole, do not materially interfere with the execution of Executive’s duties hereunder, or otherwise violate any provision of this Agreement. Executive shall not become involved in the management of any corporation, partnership or other entity, including serving on the board of directors of any publicly traded company, without the written consent of the Corporation’s Board of Directors (the “Board”).

1.3 Service on Board. The Company may require Executive to serve without additional compensation as a member of the Board or as an officer or director of any of the Corporation’s subsidiaries. Any compensation or other remuneration received from such service may be offset against the amounts due hereunder.

ARTICLE II

COMPENSATION

2.1 Base Salary. The Company shall pay Executive an annual base salary of $320,000 (“Base Salary”), payable in accordance with the general payroll practices of the Company. The Board will review Executive’s performance and Base Salary annually and may, in its sole discretion, increase Executive’s Base Salary or may decrease it by up to 10 percent if there is a similar salary reduction affecting substantially all senior executive officers of the Company.

2.2 Incentive Compensation. Executive will be eligible to participate in any annual performance bonus plans and long-term incentive plans established or maintained by the Company for its senior executive officers, including, but not limited to, the Annual Bonus Plan or such similar or successor plans as the Company may establish. Twenty-five percent of any annual bonus earned by Executive will be paid in shares of the Company’s common stock; the remainder (and the value of any fractional shares) will be paid to Executive in cash. Such bonus will be paid in accordance with the Company’s standard practice, but in any event no later than 2.5 months after the end of the calendar year in which Executive earns such bonus.

2.3 Equity Compensation. Except as provided for in Section 6.2, Executive will be eligible to participate on the same terms in any equity-based compensation plans established or maintained by the Company for its senior executive officers, including but not limited to the Company’s 2007 Long-Term Incentive Plan and any successor thereto.

2.4 Employee Benefit Plans. Executive will be eligible to participate on substantially the same basis as the Company’s senior executive officers in any employee benefit plans offered by the Company including, without limitation, the Company’s Supplemental Savings Plan (or any successor thereto), medical, dental, short-term and long-term disability, life, profit sharing and nonqualified deferred compensation arrangements. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by Executive, so long as Company takes such action generally with respect to all other senior executive officers.

2.5 Vacation. Executive will be entitled to twenty-two (22) days of paid vacation per calendar year, subject to the Company’s vacation policy as in effect from time-to-time. The Company may, at its discretion, increase (but not decrease) Executive’s vacation entitlement.

2.6 Business Expenses. The Company will reimburse Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1 Voluntary Resignation. Executive may terminate his employment for any reason by giving the Company 60 days’ prior written notice of a voluntary resignation date (“Resignation Date”). For purposes of this Agreement, delivery of a notice of non-renewal of the Employment Term by the Executive will be considered voluntary resignation effective as of the date that the Employment Term expires as a result of the notice of non-renewal. Upon receiving Executive’s notice of intent to resign or not renew, the Company may require that Executive cease performing services for the Company at any time before the Resignation Date, so long as the Company continues Executive’s Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Resignation Date.

In the event of a voluntary resignation and within 30 days of Executive’s notice of intent to resign or not renew, the Company shall in its sole discretion, by giving written notice, elect between the following options. Should the Company fail to elect an option within the time specified, option (a) shall be considered the default decision.

(a) Executive shall not be entitled to receive any compensation or benefits from the Company following the Resignation Date and shall not be subject to the restrictive covenants contained in Sections 4.2 through 4.4; or

(b) Executive shall be eligible for the compensation and benefits (“Resignation Pay”) described in this Section 3.1(b) (the period over which the amounts are payable in Section 3.1(b) is referred to as the (“Resignation Severance Period”), subject to the requirements set forth in Section 3.6 and Section 3.7.

(i) A payment equal to 18 months of Executive’s then current Base Salary, less applicable withholdings. This amount will be paid in equal installments on each regularly scheduled payroll pay date during the 24 month period that begins on the Resignation Date, subject to Section 3.6.

(ii) Subject to the terms and conditions described herein, the Company will continue to provide Executive (and his spouse and eligible dependents, to the extent they have been provided with coverage on the date immediately prior to the Resignation Date and otherwise continue to be eligible for coverage under the terms of the applicable governing documents) with group medical and dental for 24 months following the Resignation Date. During this 24 month period, the Company will reduce Executive’s cash Resignation Pay by his share of the cost of these benefits, which shall be equal to the cost of such benefits for similarly situated employees of the Company. After this 24 month period, Executive (and his spouse and eligible dependents, as applicable) will be eligible for continuation coverage under COBRA or other similar state statute. Notwithstanding the foregoing, the Company may find alternate medical and dental plan coverage if, by law or other restrictions outside the control of the Company, continued coverage under the Company’s health plans is not permitted.

Except as otherwise provided under law, this Agreement, or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any additional compensation or benefits from the Company after the Resignation Date.

3.2 Termination By Company With Cause. The Company may terminate Executive’s employment for Cause (as defined below) by giving written notice to Executive designating an immediate or future Termination Date. In the event of a termination for Cause, the Company shall pay Executive his Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Termination Date. Except as otherwise provided under this Agreement, law, or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Termination Date.

For purposes of this Agreement, “Cause” means:

(a) A material breach by Executive of Sections 4.1 or 4.2 of this Agreement (regarding the non-competition and confidentiality provisions);

(b) The commission of a criminal act by Executive against the Company, including but not limited to fraud, embezzlement or theft;

(c) The conviction, plea of no contest or nolo contendere, deferred adjudication or un-adjudicated probation of Executive for any felony or any crime involving moral turpitude; or

(d) Executive’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Company’s Chief Executive Officer (or Executive’s direct supervisor at the time), which is consistent with the terms of the Agreement and with the Company’s written plans and policies, and which is not remedied within 30 days after Executive’s receipt of written notice from the Company.

3.3 Termination By Company Without Cause. The Company may terminate Executive’s employment without Cause by giving written notice to Executive designating an immediate or future Termination Date. Executive’s voluntary resignation of employment due to a material diminution of Executive’s position, authority, duties or responsibilities or due to any material breach by the Company of this Agreement shall be treated as a termination by Company without Cause; provided that, (a) such voluntary resignation occurs within 65 days following the initial occurrence of such event, (b) Executive provided written notice of such event to the Board and the Chief Executive Officer within 30 days of such event, and (c) the Company failed to cure such event or breach within 30 days of receipt of such written notice from Executive. It shall not be considered a material diminution of Executive’s authority, duties or responsibilities to the extent such authority, duties or responsibilities are changed in accordance with Section 1.2. For purposes of this Agreement, delivery of a notice of non-renewal of the Employment Term by the Company will be considered a termination without Cause effective as of the date that the Employment Term expires as a result of the notice of non-renewal.

In the event of a termination without Cause during the Employment Term, Executive shall be eligible to receive the benefits described in Sections 3.3(a) and (b), below (collectively, “Severance Pay”), subject to the requirements set forth in Section 3.6 and Section 3.7. The period over which the amounts in Section 3.3(a)(i) or (a)(ii), as applicable, are payable is referred to as the “Severance Period.”

(a) If Executive is terminated without Cause, the Company will provide the following compensation and benefits to Executive:

(i) A payment equal to 24 months of the Executive’s then current Base Salary, less applicable withholdings. This amount will be paid in equal installments on each regularly scheduled payroll pay date during the 24 month period that begins on the Termination Date, subject to Section 3.6.

(ii) The prior fiscal year’s annual bonus payable 100% in cash and the Supplemental Savings Plan benefits earned through the Termination Date. Such amount will be paid in equal installments on each regularly scheduled payroll pay date for the remainder of the Severance Period, beginning on the date when all other Company executives receive such payments, but in no event later than March 15 of the year following the Termination Date.

(iii) Subject to the terms and conditions described herein, the Company will continue to provide Executive (and his spouse and eligible dependents, to the extent they have been provided with coverage on the date immediately prior to the Termination Date and otherwise continue to be eligible for coverage under the terms of the applicable governing documents) with group medical and dental, for 24 months following the Termination Date. During this 24 month period, the Company will reduce Executive’s cash Severance Pay by his share of the cost of these benefits, which shall be equal to the cost of such benefits for similarly situated employees of the Company. After this 24 month period, Executive (and his spouse and eligible dependents, as applicable) will be eligible for continuation coverage under COBRA or other similar state statute. Notwithstanding the foregoing, the Company may find alternate medical and dental plan coverage if, by law or other restrictions outside the control of the Company, continued coverage under the Company’s health plans is not permitted.

(iv) The Company will pay for and provide to Executive outplacement services with an outplacement firm of Executive’s choosing, provided that the Company shall not be responsible to pay for such services to the extent such services (aa) exceed $15,000 or (bb) are provided more than one year following the Release Effective Date (as defined below).

(b) If Executive is terminated without Cause, Executive will receive full vesting credit for any outstanding unvested equity awards.

Except as otherwise provided under law, this Agreement, or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any additional compensation or benefits from the Company after the Termination Date.

3.4 Change in Control. If, contemporaneous with or within twelve months after a Change in Control (as defined below), the Company terminates Executive’s employment other than for Cause, Executive will be eligible to receive, in lieu of those payments provided under Section 3.3, as applicable: (a) two times his then current Base Salary; and (b) the pro rata portion of the prior fiscal year’s annual bonus payable in cash and the Supplemental Savings Plan benefits earned through the Termination Date as described in Section 3.3(a)(ii) (together, the “Change in Control Payment”), subject to the requirements set forth in Section 3.6. The Base Salary, prior years bonus (pro rata), and Supplemental Savings Plan benefits will be made in a lump sum cash payment as soon as practicable, but in no event more than 10 days after the Termination Date (on or after the date of the Change in Control). Any remaining payments will be paid in equal installments on each regularly scheduled payroll pay date during the 24 month period that begins on the Termination Date, subject to Section 3.6. In addition, Executive will be eligible for the continued health plan coverage described in Section 3.3(a)(iii) and will receive full vesting credit for any outstanding unvested equity awards consistent with and subject to the limitations of Section 3.6.

For purposes of this Agreement, a “Change in Control” of the Corporation will be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(i) The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Corporation Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, holders of capital stock of the Corporation as of the date hereof or an affiliate thereof, any corporation owned, directly or indirectly, by the Corporation’s stockholders in substantially the same proportions as their ownership of stock of the Corporation); provided, however that any acquisition from the Corporation or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) of this paragraph will not be a Change in Control under this subparagraph (i), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 25% or more of the Corporation Voting Securities; or

(ii) Within any twelve (12) month period that includes or is after the Start Date, individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) Consummation by the Corporation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Corporation Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Corporation Voting Securities; (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Corporation existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation.

However, in no event will a Change in Control be deemed to have occurred with respect to Executive if Executive is part of a purchasing group that consummates the Change in Control transaction. Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if Executive is an equity participant in the purchasing company or group (except: (a) passive ownership of less than two percent of the stock of the purchasing company; or (b) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors; provided that, for purposes of the foregoing, participation as a management investor in such purchasing company will not be deemed to be within the exceptions provided for in (a) and (b)).

Notwithstanding anything to contrary, a Change in Control will have occurred only if such change in ownership constitutes a change in control under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance in effect thereunder (“Section 409A”).

3.5 Additional Vesting. In addition to any amounts otherwise payable to Executive upon a separation from service, if Executive incurs any of the events below, he will be granted additional vesting, as described below:

(a) Death or Disability. If Executive dies or becomes permanently disabled (as determined under the Company’s long-term disability plan in which Executive participates), Executive will receive additional vesting credit under each of the Company’s employee benefit plans and outstanding equity awards that have vesting requirements. Such additional vesting credit shall begin with the date of death or disability period, as applicable, and will equal full vesting credit.

(b) Retirement. Upon Executive’s Retirement from the Company, Executive will receive full vesting of any of his outstanding equity awards. It shall be Executive’s choice to elect Retirement under this Section 3.5 or voluntary resignation under Section 3.1. If the term “Retirement” is not defined within a particular equity award, or if the award agreement defers to the definition of “Retirement” contained within an employment agreement, then for purposes of that award, “Retirement” shall mean Executive’s termination of employment, other than for Cause (as defined in Section 3.2, above), which meets all of the following criteria:

(i) The sum of (x) the continuous full years of Service (as defined in the 2007 Long-Term Incentive Plan) by Executive to the Company or a GLDD Entity (defined below) and (y) the attained age in full years of Executive on the date of Executive’s termination of employment total no less than 75 (the “Rule of 75”). A leave of absence which is agreed to between the Company and Executive in writing for medical reasons or for military service shall not constitute a break in

Service for this purpose. Take for example, an executive who was born on June 27, 1963, and started full-time employment with the Company on July 1, 1990, and works continuously as an employee until a termination of employment on December 31, 2016. In such case, such executive’s full years of Service are 26 years and his attained age on the date of termination is 53 years. The total is 79 years, so the executive satisfies the Rule of 75;

(ii) Executive signs a Restrictive Covenant Agreement, in a form satisfactory to the Company, in anticipation of his Retirement, if the Company requests that he do so, within the timeframe given to Executive to sign by the Company. For purposes of this Agreement, a “Restrictive Covenant Agreement” shall mean an agreement between the Company and the Executive, in a form satisfactory to the Company, governing confidentiality, non-solicitation of customers and/or employees, non-competition and/or similar matters, which may be a free-standing agreement or contained in an employment, consulting or other written agreement, and which may be entered into subsequent to the date of this Agreement. In no event will any non-competition or non-solicitation provision contained within the Restrictive Covenant Agreement be broader in scope or duration or otherwise less favorable to Executive than the covenants contained in Section 4 herein; and

(iii) Executive gives the Chief Executive Officer, or Executive’s direct supervisor at the time, at least three months’ prior notice of his Retirement.

(c) Termination by the Company Without Cause. As set forth in Section 3.3.

(d) Change in Control. As set forth in Section 3.4.

If the Company determines that Executive cannot receive such additional vesting credit under the terms of any such employee benefit plan because, for example, Executive is not actually providing any services to the Company, the Company shall provide the value of such additional vesting under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or, if applicable, through a nonqualified pension or profit sharing plan.

3.6 Execution of Separation Agreement. As a condition to receiving the Resignation Pay, the Severance Pay or the Change in Control Payment set forth in Section 3.1, 3.3 or 3.4, respectively, Executive must execute and return to the Company, and not revoke any part of, a separation agreement containing a general release and waiver of claims against the Company and its respective officers, directors, stockholders, employees and affiliates with respect to Executive’s employment, and other customary terms, in a form and substance reasonably acceptable to the Company and Executive. The Company shall deliver to Executive such release within ten (10) days following the Termination Date and Executive shall deliver an original, signed release to the Company within twenty-one (21) business days (or such longer period as may be required by applicable law to constitute an effective release of all claims, but no longer than 45 days after the after receipt of the same from the Company) (the “Release Effective Date”). Notwithstanding anything in this Agreement to the contrary, no payments pursuant to Section 3.1, 3.3 or 3.4 shall be made prior to the date that both (a) Executive has delivered an original, signed release to the Company and (b) the revocability period (if any) has elapsed, and provided that any payments that would otherwise be made during the first sixty (60) days following Executive’s termination of employment will be made on the 65th day. If Executive does not deliver an original, signed release to the Company by the Release Effective Date, (i) Executive’s rights shall be limited to those made available to Executive under Section 3.2 above, and (ii) the Company shall have no obligation to pay or provide to Executive any amount or benefits described in Section 3.1, 3.3 or 3.4, or any other monies on account of the termination of Executive’s employment. Any obligation of the Company to provide Resignation Pay or Severance Pay shall cease: (A) upon Executive’s death, if Company-provided life insurance proceeds are paid to Executive’s estate; (B) if Executive materially breaches any of his obligations under Articles IV or V; or (C) if, after Executive’s Termination Date, the Company discovers facts or information that establish that Executive committed an act that would have constituted Cause, as defined under Section 3.2(a), (b) or (c).

3.7 Section 409A. While the parties acknowledge that any payments and benefits provided under Article III of this Agreement are intended to be exempt from Section 409A, to the extent (a) further guidance or interpretation is issued by the IRS after the date of this Agreement which would indicate that the payments do not qualify for such exemption or the amount of payments due under Article III increases in a manner to cause certain payments to exceed the limitation available for exempt separation payment and (b) Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) upon the date of Executive’s termination of employment, such payments or benefits which are not exempt and would otherwise be payable to Executive prior to the date that is six (6) months following the date of such termination of employment shall be delayed and instead shall be paid to Executive on the first regular payroll date that occurs after the six (6) month anniversary of such date of termination. For purposes of Section 409A, each installment of Severance Pay under Article III shall be treated as a right to a separate payment.

3.8 Excess Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Code Section 280G but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).

The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3.8 will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 3.8, the reduction shall be made in the following order: (a) first reducing, if any, those payments or benefits which have a higher Parachute Value than actual present value, (b) then, to the extent necessary, reducing cash payments or benefits; and (c) then, to the extent necessary, reducing those payments or benefits having the next highest ratio of Parachute Value to actual present value of such payments or benefits as of the date of the change of control (as defined under Code Section 280G). For purposes of this Section 3.8, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 3.8, the “Parachute Value” of a payment or benefit means the present value as of the date of the change of control of the portion of such payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as valued in accordance with Section 280G of the Code any interpretive guidance thereunder.

3.9 Removal from any Boards and Positions. If Executive’s employment is terminated for any reason under this Agreement, Executive will, immediately upon Executive’s Termination Date, be deemed to have resigned from (a) if a member, the Board as well as the board of directors of any GLDD Entity (as defined below) or any other board to which he has been appointed or nominated by or on behalf of the Company, (b) any position with the Company or any GLDD Entity, including, but not limited to, as an officer of the Company or any GLDD Entity, and (c) any fiduciary positions with respect to the Company’s benefit plans. In addition, and as a condition to receiving the Resignation Pay described in Section 3.1, the Severance Pay described in Section 3.3, or the Change in Control Payment described in Section 3.4, Executive shall take any and all necessary steps to effectuate his resignation from such positions.

3.10 Subsequent Discovery of Cause. In the event that the Company subsequently discovers facts or information that establish that Executive committed an act that would have constituted Cause, as defined under Section 3.2(a), (b) or (c), then Executive shall forfeit and shall not be entitled to receive any further Resignation Pay or Severance Pay. Upon written notice from the Company detailing such facts and information supporting its determination of Cause, Executive shall repay to the Company all amounts paid to him as Resignation Pay or Severance Pay. Executive shall be entitled to dispute such finding of Cause in accordance with the provisions of Sections 6.11 and 6.12. Any repayment under this Section 3.10 shall be in addition to any other remedies to which the Company may have under this Agreement or at law.

3.11 Recoupment of Incentive Compensation. All incentive or equity compensation paid to Executive during the Employment Term, the Resignation Severance Period or the Severance Period will be subject to the terms of the Company’s recoupment policy in effect from time to time.

ARTICLE IV

EXCLUSIVITY OF SERVICES AND RESTRICTIVE COVENANTS

4.1 Confidential Information. Executive acknowledges and agrees that the Confidential Information (as defined below) of the Company and its subsidiaries and any other entity related to the Company (each, a “GLDD Entity”) that he obtained during the course of his employment by the Company is the property of the Company or such other GLDD Entity. Executive will never, directly or indirectly, disclose, publish or use any Confidential Information of which Executive has become aware, whether or not such information was developed by him. All duties and obligations set forth in this Agreement regarding Confidential Information shall be in addition to those which exist under the Illinois Trade Secrets Act and at common law.

As used in this Agreement, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or any other GLDD Entity, in connection with its businesses, including but not limited to:

i. products or services, unannounced products or services, product or service development information (or other proprietary product or service information);

ii. fees, costs, bids and pricing structures and quotations or proposals given to agents, customers, sureties, suppliers, or prospective customers, agents, sureties or suppliers, or received from any such person or entity;

iii. accounting or financial records;

iv. strategic business plans;

v. information system applications or strategies;

vi. customer and vendor lists and employee lists and directories;

vii. marketing plans, bidding strategies and processes, and negotiation strategies, whether past, current, or future;

viii. accounting and business methods;

ix. legal advice and/or attorney work product;

x. trade secrets and other proprietary information;

xi. information, analysis or strategies regarding acquisitions, mergers, other business combinations, divestitures, recapitalizations, or new ventures; and

xii. nonpublic information that was acquired by Executive concerning the requirements and specifications of the Company’s or any other GLDD Entity’s agents, vendors, contractors, customers, or potential customers.

Notwithstanding anything to the contrary, Confidential Information does not include any information that: (a) is publicly disclosed by law or pursuant to, and to the extent required by, an order of a court of competent jurisdiction or governmental agency; (b) becomes publicly available through no fault of Executive; or (c) has been published in a form generally available to the public before Executive proposes to disclose, publish, or use such information.

4.2 Noncompetition. During the Employment Term and for the 24 month period following the Termination Date for any reason except in the case of a voluntary resignation under Section 3.1(a) (the “Restricted Period”), Executive will not, on behalf of himself or any other entity, have an ownership interest in or become employed or engaged by, or otherwise participate in or render services to, any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) within the Geographical Area (as defined below) that engages in any dredging or any other business engaged in by the Company; provided, however, that this restriction shall not prohibit Executive from passive beneficial ownership of less than three percent of any class of securities of a publicly-held corporation whose stock is traded on a U.S. national securities exchange or traded in the over-the-counter market. For the purpose of this provision, “Geographical Area” means the United States of America and any other country in which the Company has worked in the three years prior to the Termination Date. Unless specifically restricted by this Section 4.2, Executive will be free to engage in any employment or business in any area, dredging or otherwise, regardless of resignation or termination with or without Cause. Notwithstanding anything in this Article IV to the contrary, Executive may, at any time during the Restricted Period, provide written notice to the Company that (a) describes a particular business or employment opportunity that he is interested in pursuing or in which he may wish to engage, and (b) request that the Company agree that the opportunity so described would not violate this Section 4.2. Within a reasonable time, the Company will send Executive a written response, indicating whether or not the Company consents to Executive engaging in the opportunity described in his notice.

4.3 Non-Solicitation. During the Restricted Period, Executive shall not (except in the case of a voluntary resignation under Section 3.l(a) and other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity: (a) solicit for employment, hire or engage, or attempt to solicit for employment, hire or engage, any person who is or was employed by the Company within the six (6) month period prior to the solicitation, hire or engagement, or (b) otherwise interfere with the relationship between any such person and the Company.

4.4 Non-Interference with Business Relationships. During the Restricted Period, Executive shall not (except in the case of a voluntary resignation under Section 3.1(a) and other than in furtherance of Executive’s legitimate job duties on behalf of the Company), directly or indirectly, on Executive’s own behalf or for any other person or entity: (a) solicit, for a purpose related to a competitive activity (i.e., an activity prohibited by Section 4.2), any customer, vendor or agent of the Company that was doing business with the Company during the six month period prior to the solicitation; or (b) induce, or attempt to induce, any customer, vendor or agent of the Company to reduce or cease doing business with the Company, or otherwise interfere with the relationship between such entity and the Company.

4.5 Equitable Modification. If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.6 Remedies. Executive acknowledges that the agreements and covenants contained in this Article IV are essential to protect the Company and its business and are a condition precedent to entering into this Agreement. Should Executive materially breach any covenants in this Article IV, then among other remedies, the duration of the covenant shall be extended by the period of any such breach. Executive agrees that irreparable harm would result from Executive’s material breach or threat to breach any provision of this Article IV, and that monetary damages alone would not provide adequate relief to the Company for the harm incurred. Executive agrees that in addition to money damages, the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining Executive from committing or continuing any breach without being required to post a bond. Without limiting the foregoing, upon a breach by Executive of any provision of this Article IV, any outstanding Severance Pay shall cease and be forfeited, and Executive shall immediately reimburse the Company for any Severance Pay previously paid.

ARTICLE V

POST-TERMINATION OBLIGATIONS

5.1 Return of Company Materials. No later than three (3) business days following the termination of Executive’s employment for any reason, Executive shall return to the Company all Company property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information.

5.2 Executive Cooperation. During Executive’s employment with the Company and for a period of 24 months after the Termination Date, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in any reasonable manner that the Company may request, including without limitation conferring with the Company, with regard to any litigation, claim, or other dispute in which the Company is or may become a party. If Executive is not receiving full Resignation Pay or Severance Pay, then the Company shall compensate the Executive at a rate of $2,000 per day less any partial payment paid for that day. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2. Payment for Executive’s cooperation and expenses shall be made within 30 days of when services were rendered. The Company will make any such reimbursement within 30 days of the date Executive provides the Company with documentary evidence of such expense consistent with the policies of the Company. Notwithstanding anything to the contrary, any such reimbursement shall be administered so as to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv).

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (a) delivered personally, in which case the date of such notice shall be the date of delivery; (b) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (c) sent by facsimile transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M., the next business day. If not personally delivered, notice shall be sent using the addresses set forth below:

If to Executive, to the address listed on the signature page hereto or the last address on file in the records of the Company.

If to the Company:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Attn: Chief Executive Officer

fax: (630) 574-3007

telephone: (630) 574-3000

with a copy to:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Attn: General Counsel

fax: (630) 574-3007

telephone: (630) 574-3000

or such other address as may hereafter be specified by notice given by either party to the other party. Executive shall promptly notify the Company of any change in his address set forth on the signature page.

6.2 Company Stock Retention.

(i) Executive must retain all shares of Company stock he receives as compensation from the Company that were granted prior to May 1, 2014; provided, however, that Executive from time to time may sell such shares to the extent that the aggregate value of the shares of Company stock he owns (together with his spouse and any trusts of which he or his spouse are the beneficial owner) after the conclusion of such sale exceeds one (1) time his then current Base Salary; with such aggregate value being determined using the closing price for the Company’s stock on the NASDAQ global market (or other U.S. national market on which the Company’s stock is then trading) on the day immediately preceding such sale. The value of the options held by Executive shall be the Black Scholes value, with any unvested shares (and options) being valued at zero. If the Company and the Executive elect to renew this Agreement for two (2) or more additional terms, then Executive shall be required to retain one and one half (1 1⁄2) times his then current Base Salary.

(ii) For shares of Company stock received as compensation from the Company that are granted on or after May 1, 2014, Executive shall be subject to the Company’s stock retention guidelines and policies for Executive in effect from time-to-time; provided, however, that unless Executive’s position and duties are materially expanded, under no circumstances shall such guidelines and policies require Executive to retain Company stock such that the aggregate value of Executive’s holdings exceeds more than one-and-one half (1 1⁄2) times Executive’s then current base salary, with such aggregate value being determined using the closing price for the Company’s stock on the NASDAQ global market (or other U.S. national market on which the Company’s stock is then trading) on the day immediately preceding such sale, with any options and unvested shares being valued at zero.

6.3 Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, or any other amounts rightfully and legally due and owing to the Company from Executive.

6.4 Successors and Assigns. This Agreement shall not be assignable by Executive without the Company’s written consent. The Company may unilaterally assign this Agreement to any successor employer or corporation or entity that purchases substantially all of the assets of or succeeds to the business of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6.5 No Waiver. No failure or delay by the Company or Executive in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No modification, amendment or waiver of this Agreement or consent to any departure by Executive from any of the terms or conditions thereof, will be effective unless in writing and signed by the Chairman or Lead Director of the Company’s Board, unless otherwise specified herein. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.

6.6 Severability; Survivability. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby and shall be enforced to the fullest extent permitted under law. Executive’s obligations in Sections 4.1, 5.1 and 5.2 shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason. Executive’s obligations in Articles IV and V shall survive and continue in full force and effect notwithstanding the termination of this Agreement or Executive’s employment for any reason, if there is a separation agreement in effect pursuant to Section 3.6 and Executive is receiving Resignation Pay or Severance Pay pursuant to that separation agreement.

6.7 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

6.8 Governing Law; Waiver of Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles. For the purposes of any suit, action or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the parties: (a) agree to submit disputes to arbitration as set forth in Section 6.11 and (b) waive their respective rights to a jury trial of any claims and any causes of action.

6.9 Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of the provision.

6.10 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent with regard to the subject matter contained herein between the parties hereto, unless otherwise specified herein. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

6.11 ARBITRATION OF DISPUTES. ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS CONTRACT, OR THE BREACH THEREOF, SHALL BE SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION IN ACCORDANCE WITH ITS EMPLOYMENT ARBITRATION RULES AND MEDIATION PROCEDURES INCLUDING THE OPTIONAL RULES FOR EMERGENCY MEASURES OF PROTECTION. THE CONTROVERSY SHALL BE SUBMITTED TO ONE ARBITRATOR, EACH PARTY MAY STRIKE OR REJECT UP TO THREE POTENTIAL ARBITRATORS WITH THE SELECTIONS ALTERNATING BETWEEN THE COMPANY AND THE PARTY AND SELECTED FROM THE ROSTER OF ARBITRATORS OF THE AMERICAN ARBITRATION ASSOCIATION. THE PLACE OF ARBITRATION SHALL BE DUPAGE COUNTY, IL. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING ON THE PARTIES.

6.12 Costs Relating to Disputes. In the event that an arbitration under Section 6.11 arises out of this Agreement, if Executive is the prevailing party, he shall be entitled to an award of reasonable attorney fees and the Company shall pay for the arbitrator’s and administrative fees of the arbitration. If the Company is the prevailing party, then each party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date first set forth above.

Great Lakes Dredge & Dock Corporation

By:	/s/ Jonathan W. Berger

Title:	Chief Executive Officer

Kyle D. Johnson

/s/ Kyle D. Johnson